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                                                                  Exhibit 10.10


                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made as of the 1st day of January, 1997 (the "EFFECTIVE DATE"), between Selfix, Inc., an Illinois corporation (the "COMPANY") and James
R. Tennant ("EMPLOYEE").

                                    RECITALS

A. Pursuant to that certain Employment Agreement dated May 1, 1994 (the "AGREEMENT"), Selfix hired the Employee to serve as its chief executive officer.

B. During the time the Employee has served as the Company's chief executive officer, certain changes have occurred in both the economy as a whole and the performance of the Company.

C. The Company and the Employee previously amended certain provisions of the Agreement to account for certain changes desired by both parties and said changes are reflected in accordance with the terms and provisions of that certain First Amendment to Employment Agreement dated May 1, 1995 ("FIRST AMENDMENT").

D. Since the execution of the First Amendment, certain changes have occurred in both the economy as a whole and the performance of the Company. The Company and the Employee therefore desire to amend certain provisions of the Agreement and the First Amendment to account for such changes, and to amend and restate those terms in a single document in accordance with the terms and provisions hereof.

                                    CLAUSES

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth below, the parties agree as follows:

     1. EMPLOYMENT. Subject to the terms and conditions contained in this Agreement, the Company employs Employee as its Chairman and Chief Executive Officer and Employee accepts such employment with the Company.

     2. TERM. Unless earlier terminated in accordance herewith, Employee's employment with the Company under this Agreement shall begin as of January 1, 1997 and continue until December 31, 1999 ("INITIAL TERM"). Employee's term of employment with the Company will thereafter be subject to automatic one-year extensions

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commencing January 1, 2000 ("RENEWAL TERM") unless one party notifies the other in writing of an intention not to renew no less than 60 days prior to October 15, 1999. The Employee's actual term of employment with the Company under the Agreement, inclusive of the Initial Term and the Renewal Term or any shorter period will be collectively referred to as the "TERM".

     3. DUTIES. Employee agrees to devote his exclusive and full-time attention to the performance of his duties as Chairman and Chief Executive Officer of the Company, which shall include such senior executive duties for the Company as the Company's Board of Directors (the "BOARD") may from time to time assign to Employee. Employee shall at all times discharge his duties in consultation with and subject to the general direction and control of the Board.

     4. BOARD OF DIRECTORS. During the Term and each Renewal Term, Employee shall continue to serve on the Board and, if consistent with the Board's fiduciary duties, shall be maintained as a management nominee for retention on the Board.

     5. COMPENSATION. In consideration of the services Employee will perform for the Company under this Agreement, the Company shall compensate Employee during the Term at an annual base salary of Two Hundred Seventy-Five Thousand Dollars ($275,000). The Company shall pay the Employee such base salary in equal monthly installments, reduced solely by all applicable payroll and withholding taxes, and other legal garnishments. The Company shall compensate Employee during the Term in an amount no less than the foregoing annual base salary amount, subject to upward adjustments as the Board, in its sole discretion, may determine.

     In addition to base salary, in each fiscal year in which the Board determines that the successful operation of the Company merits the Employee earning a bonus, the Board shall declare and pay such bonus to the Employee. The Board shall have broad discretion to determine what factors to consider in reviewing whether or not the Company's operation was successful enough to merit such bonus payment to the Employee. The Company shall pay any such bonus to the Employee as the Board determines, reduced solely by all applicable payroll and withholding taxes and other legal garnishments.

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     6. EXPENSES. The Company shall reimburse Employee for all reasonable and necessary expenses incurred by him in executing his duties on behalf of the Company; provided, however, that such reimbursement shall be conditioned upon Employee's compliance with all policies adopted by the Company regarding expense reimbursement, including without limitation, policies regarding the documentation and timely submission of such expenses.

     7. BENEFITS PLANS. During the Term, Employee shall be entitled to participate in those of the Company's employee benefit plans including any profit sharing plan, stock purchase plan and life, medical and other insurance plans in accordance with the terms of such plans for which he qualifies. In addition, during the Term, the Company shall pay the annual premiums on Employee's existing One Million Dollar ($1,000,000) universal life insurance policy, issued by Pacific Mutual Insurance Company and known as Policy Number VP60003670, provided that such annual premiums do not exceed Seven Thousand Five Hundred Dollars ($7,500.00) in any year.

     8. COMPANY CAR. During the Term, Employee will be provided a Company car which shall be a BMW-740i(L) or an equivalent make and model at Employee's option.

     9. VACATION. Employee shall be entitled to vacation in accordance with the Company's vacation policy for senior executives.

     10. RESIDENCE. Employee shall not be required to move his residence from the Chicago metropolitan area in connection with this Agreement.

     11. ILLNESS, DISABILITY OR DEATH. If during the Term, Employee shall be unable to perform his material duties hereunder by reason of illness, physical or mental disability, or other incapacity for a period of one hundred eighty
(180) consecutive days, or any shorter periods aggregating one hundred eighty
(180) days in any twelve (12) month period, the Company may, at its sole option, terminate this Agreement by giving written notice to the Employee, effective as of the date set forth in such notice, which shall in no event be less than one (1) year after the giving of such notice. During this time, Employee shall be entitled to all compensation, benefits, rights and entitlement under this Agreement. Compensation shall, however, be reduced by any amount

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paid to Employee by any long-term disability insurance policy or coverage provided by the Company or for which the Company paid the premiums. If Employee dies during the Term, this Agreement shall thereupon immediately and automatically terminate in its entirety, provided however, that all payments which accrued to Employee prior to the date of his death in accordance with the terms and conditions of the Company's employment manual that in effect, shall be paid to the Employee's estate or beneficiaries in accordance with the Company's standard payroll practices, or the terms of this Agreement if the terms of this Agreement differ from said payroll practices.

     12. SEVERANCE PAY. If the Company provides notice of intention not to extend the Agreement for an additional year pursuant to paragraph 2 hereof, then and in such event the Company shall pay Employee a one (1) time severance payment of Two Hundred Fifty Thousand Dollars ($250,000), payable in twelve
(12) equal monthly installments following the termination of the Term. In addition, Employee shall have the right to exercise solely those Stock Options granted to him under Section 14 below which have vested in their entirety on or prior to the date of the termination of the Employee. For example, if the Employee's employment terminates in April of 1996, he shall be entitled to exercise solely those Stock Options which vest on or before May 1, 1996, and shall not have any other Stock Options under this Agreement.

     13. CHANGE OF CORPORATE CONTROL.

     (a) DEFINITIONS. For purposes of this Agreement, a "CHANGE OF CONTROL" shall have occurred if an "Unrelated Third Party" (as defined in this Section) becomes the beneficial owner of shares of stock in the Company representing fifty percent (50%) or more of the total number of voting shares that may be cast for the election of directors of the Company. For purposes of this Agreement, an "UNRELATED THIRD PARTY" shall mean any individual or entity which is not: (i) directly or indirectly related by birth or marriage to a member of the Ragir family; (ii) a trust, estate, corporation or partnership owned by, controlled by, or held for the benefit of a member of the Ragir family; or
(iii) an ESOP, or other qualified or non-qualified employee benefit plan established, adopted or maintained by the Company or a beneficiary of any such plan, or one of its affiliates.

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        (b) TERMINATION FOLLOWING CHANGE OF CONTROL.  If Employee's active full-time employment with the Company terminates within one hundred eighty
(180) days after a Change of Control, either voluntary or involuntary, whether by the Company or Employee:

     (i) The Company shall pay Employee on the date of such termination an amount equal to Five Hundred Thousand Dollars ($500,000); and

     (ii) All stock options granted by the Company to Employee under Section 14 below shall become immediately vested and exercisable in accordance with their terms.

        (c) NO DUPLICATION. Notwithstanding anything to the contrary, if the Employee first becomes entitled to payment pursuant to Section 13(b) above, he shall not be entitled to severance payments under Section 12 above; conversely, if the Employee first becomes entitled to severance payments under Section 12 above, he shall not be entitled to payments or acceleration of stock options under this Section 13.

        (d) SPECIAL COMPENSATION IF COMPANY SOLD FOR MINIMUM PRICE DURING EMPLOYEE'S EMPLOYMENT. The Employee shall have the option to receive special compensation under this Section (the "SPECIAL COMPENSATION OPTION"), if both of the following occur: (i) the Company is sold for a price equal to or greater than Five Dollars and Fifty Cents ($5.50) per share, irrespective of whether such sale was a sale of stock or assets (if a sale of assets, then the purchase price the Company receives for such assets shall be divided by the number of shares of the Company outstanding on the closing date of such asset sale to determine the per share price for purposes of this provision); and (ii) the Employee is still employed by the Company on the closing of such sale. Under the Special Compensation Option, the Employee shall have the option to receive either: (i) a One Million Dollar ($1,000,000) payment from the Company; or (ii) the Employee may exercise all "Stock Options," as defined in and as granted under Section 14 of this Agreement, as if all such Stock Options were then available and vested. The Employee shall provide the Company with written notice of his election under the Special Compensation Option within fifteen
(15) days following the closing of the applicable sale of the Company (the "NOTICE PERIOD"). If the Employee elects to receive payment

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of One Million Dollars ($1,000,000), the Company shall make such payment, reduced solely by all applicable payroll and withholding taxes and other garnishments, within ten (10) days of the expiration of the Notice Period. If on the other hand the Employee elects to exercise all his Stock Options under
Section 14 of this Agreement, the Employee shall pay for all such Stock Options in full to the Company and upon receipt of such payment in the form of readily available cash, the Company shall issue the stock subject to such Stock Options to the Employee, within ten (10) days of the expiration of the Notice Period. Notwithstanding anything to the contrary in the Agreement, if the Employee exercises his Special Compensation Option under this Section 13(d), then 13(b) above shall contemporaneously terminate in its entirety, and be of no further force or effect, and the Employee shall have no rights to receive any payments thereunder. Conversely, if the Employee exercises his right to receive compensation under 13(b) above, then this Section 13(d) shall contemporaneously terminate in its entirety, and be of no further force or effect.

        14. STOCK OPTIONS.

        (a) PRIOR GRANTS. Subject to the conditions identified in Section 14(c) below and the vesting period identified in this Section, the Company has granted the Employee the following options to purchase common stock of the Company, at the following prices (collectively, the "STOCK OPTIONS"): (i) One Hundred Thousand (100,000) shares of the Company's common stock for the price of Six Dollars ($6.00) per share; (ii) an additional One Hundred Seventy-Five Thousand (175,000) shares of the Company's common stock for a price of Seven Dollars ($7.00) per share; and (iii) an additional Seventy-Five Thousand (75,000) shares of the Company's common stock for a price of Eight Dollars ($8.00) per share. The Stock Options shall vest on a pro rata basis, with the Employee becoming entitled to exercise one-third (1/3) of each of the Stock Options identified in subparts (i), (ii) and (iii) of the first sentence of this Section 14(a) on January 1 of each of 1997, 1998 and 1999. The Employee may exercise the then vested portion(s) of the Stock Options at any time during the three (3) year period commencing on January 1, 1997 and continuing until and including December 31, 1999 (the "OPTION PERIOD"). The Employee may extend the Option Period until and including April 30, 2005 if the daily closing price for the Company's common stock for the entire month of December 1999 is equal to or greater than Ten Dollars

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     ($10.00) per share. Any such extension of the Option Period shall modify the definition of "Option Period" as defined in this Agreement.

     (b) NEW GRANT. Subject to the conditions identified in Section 14(c) below and the vesting period identified in this subsection, the Company grants the employee the following additional options to purchase common stock of the Company, at the following prices (collectively, the "New Stock Options"): Two Hundred Thousand (200,000) shares of the Company's common stock for a price of Five Dollars ($5.00) per share. The New Stock Options shall vest on a pro rata basis, with the Employee becoming entitled to exercise one-third (1/3) of each of the New Stock Options on January 1 of each of 1997, 1998 and 1999. The Employee may exercise the then vested portion(s) of the New Stock Options any time during the three (3) year period commencing on January 1, 1997 and continuing until and including December 31, 1999 (the "OPTION PERIOD"). The Employee may extend the Option Period until and including April 30, 2005 if and only if the average daily closing price for the Company's common stock for the entire month of December, 1999 is equal to or greater than Ten Dollars ($10.00) per share. Any such extension of the Option Period shall modify the definition of "Option Period" as defined in this Agreement.

     (c) FORFEITURE. The Stock Options and related rights set forth in this Agreement are personal to the Employee. The Employee therefore may not assign, pledge, alienate, devise or in any other manner transfer (voluntarily or involuntarily) all or any part of the Stock Options. The Employee's attempt to do so shall be void ab initio, and shall be without legal, beneficial or other effect and shall result in the complete termination of all Stock Options of the Employee as well as the Employee's rights to exercise the same under this Agreement. Upon the Employee's death, the Stock Options granted in this Agreement shall terminate in their entirety and be of no further force or effect. The Employee therefore acknowledges and agrees that neither his estate nor any of his successors, legatees, devisees or heirs shall have any rights whatsoever to exercise any of the Stock Options. Finally, except for those Stock Options which are exercisable on an accelerated basis following the occurrence of a Change of Control or are exercisable under Section 12 above, the Employee shall not have any right to exercise any of the Stock Options under this Agreement if

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he is no longer an Employee of the Company at the time he attempts to exercise such Stock Option, or if the Employee materially breaches the provisions of Sections 15 or 16 of this Agreement prior to such exercise, except that, if the Company terminates the Employee without cause, then and solely in such event, any Stock Options which would have vested in the calendar year of such termination, shall vest and be exercisable by the Employee in accordance with the applicable terms of this Agreement, as if such termination had occurred on the final day of such calendar year.

     15. CONFIDENTIALITY. Employee acknowledges that: (i) during the course of his association and employment with the Company, he will be in contact with suppliers and customers of the Company and will have access to the Company's, its affiliates' and their respective confidential and proprietary information including without limitation, their properties, research and development, accounts, books and records, sales, know-how, software, technology, inventions, techniques, profits, products, customers lists, requirements, suppliers, cost data, memoranda, devices, processes, methods, procedures, formulas, contract prices, pricing and other corporate activities, whether or not in written form or marked "Confidential", whether developed by Employee or others, which relate to the business operations, research development, engineering, products or activities of the Company and/or its affiliates (collectively "CONFIDENTIAL INFORMATION:); (ii) the Confidential Information constitutes "Trade Secrets" of the Company, within the meaning of the Illinois Trade Secrets Act; (iii) all documents, electronic, magnetic or other media and information which concern the Confidential Information are highly confidential and also constitute "trade secrets" as identified above; (iv) the Company has invested and will continue to invest considerable sums of money to obtain and maintain its Confidential Information; (v) the Company derives substantial economic benefit due to the confidentiality of its Confidential Information and inventions; (vi) the Company's competitors would obtain unfair economic and competitive advantages if its Confidential Information or inventions were divulged; (vii) the useful life of the Confidential Information based on general industry standards is unlimited; (viii) the Company has instituted procedures to maintain the confidentiality of its Confidential Information; (ix) the Company operates its business throughout the World (the "RESTRICTED TERRITORY"); and (x) the Confidential Information constitutes a

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highly significant factor in the Company's ability to conduct its business profitably.

     Recognizing that the disclosure or improper use of Confidential Information will cause serious and irreparable injury to the company, Employee agrees that he will not at any time, directly or indirectly: (i) disclose, assign or sell Confidential information to any third party or otherwise use Confidential Information for his own benefit or the benefit of others unless previously authorized, in writing, by the Company to do so; (ii) attack, compromise, take any action or fail to take any action which could vitiate any of the Company's rights, titles or interests in any of its trade secrets, Confidential Information, inventions or "Assigned Intellectual Property" (as defined in Section 17 below); or (iii) disassemble or reverse engineer any of the Confidential Information, inventions or "Assigned Intellectual Property" for himself or others. The Employee's obligations under this Section shall remain in effect henceforth, notwithstanding termination of Employee's employment with the Company for any reason.

     16. NON-COMPETITION, NON-SOLICITATION. Employee agrees that, during the Term, and if Employee is terminated for Cause (as defined below) is entitled to severance pay as provided in Sections 12 or 13 above, or voluntarily resigns, then for a period of twelve (12) months following such termination of Employee's employment with the Company, he will not, directly or indirectly, alone or in association with others, either as a principal, agent, owner, shareholder, officer, director, partner, employee, lender, investor, consultant, manager or in any other capacity engage in, have a financial interest in or be in any way connected or affiliated with, or render advice or services to any business which competes with the Company or its affiliates, including any entity engaged in the manufacture or distribution of any products which are manufactured, assembled or sold by the Company or its affiliates; provided, however, that Employee may own less than five percent (5%) of the outstanding securities of public companies which are engaged in the same business as the Company or its affiliates. Employee further agrees that, during the Term, and in the event that Employee is either terminated for Cause (as defined below), is entitled to severance pay as provided in Section 12 above or voluntarily resigns, then for a period of twelve (12) months following the termination of Employee's employment with the

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Company, he will not, directly or indirectly, divert, take away, solicit or interfere with any of the customers, accounts or employees of the Company or its affiliates existing as of the Effective Date or subsequently acquired by the Company or its affiliates during the Term. Employee expressly acknowledges that his severance pay hereunder is adequate to support the employee's livelihood for the period of the covenants set forth in Section 16, that he has experience and expertise in areas which are unrelated to the business conducted by the Company, that he shall be able to earn a livelihood without violating the covenants set forth in Sections 15 and 16 of this agreement and that the Company has relied upon Employee's representations concerning the adequacy of his severance pay and that he has the ability to earn a livelihood in unrelated occupations as a specific condition precedent to the Company agreeing to enter into this Agreement and engage Employee. The parties have attempted to limit Employee's rights to compete only to the extent necessary to protect the Company from unfair competition. If, however, the restrictive covenants contained in this Agreement are held to be unenforceable at any time, the parties specifically direct the court, arbitrator or other trier of fact to modify and enforce said covenants to the extent that it believes is reasonable under the circumstances existing at that time, rather than deleting or rendering unenforceable such restriction(s).

     17. PROPERTY: INVENTIONS. Employee agrees that all discoveries, inventions, ideas, concepts, research and other information, processes, products, methods and improvements (collectively "INVENTIONS") which are conceived, developed or otherwise made by him alone or jointly with others during the Term, shall be the sole property of the Company. Employee therefore grants, conveys, transfers, alienates and assigns exclusively to the Company, for and throughout the world, in and for all languages (including but not limited to computer languages and human languages, whether now existing or subsequently developed) all rights, titles and interests (legal, equitable, use or otherwise) which Employee has, may have in the future or may have the right to claim now or in the future, in all Inventions, copyrights, patents, trademarks, trade names and service marks (whether or not registered, including all associated applications therefor and the right to file and register the same in the Company's or any other name), modifications, improvements, derivative works and/or other work which Employee conceives solely or jointly with others

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(collectively THE "ASSIGNED INTELLECTUAL PROPERTY") which: (i) are related to any trade secrets, Confidential Information or other proprietary materials of the Company; (ii) are predicated upon or relate to work Employee performs for the Company (whether or not done during normal working hours); (iii) Employee develops based on materials, equipment, facilities or information of the Company; or (iv) Employee develops during the one (1) year period immediately following the termination of his employment with the Company for any reason, if related to or competitive with the business or products of the Company. The foregoing assignment by Employee is under any and all foreign or domestic, federal, state or local copyright, trade secret, intellectual property, patent or other laws, is intended to be all inclusive, and specifically includes the right to sue for and collect and retain all damages associated with past, present or future infringements of any or all of the Assigned Intellectual Property. Employee acknowledges that the Company has provided him with a copy of the Illinois Employee Patent Act (as set forth on attached SCHEDULE "17"), that Employee has read said Act in its entirety prior to executing this Agreement, and that he understands the Act's substantive provisions.

     Employee's assignment of the Assigned Intellectual Property to the Company under this Agreement constitutes a complete, absolute and exclusive transfer of all rights (legal, equitable, use and otherwise) in the Assigned Intellectual Property, whether such rights are currently existing or arise in the future. The Employee does not reserve or retain any right, title or interest in any Assigned Intellectual Property or any trade secrets, Confidential Information or related information which concerns any Assigned intellectual Property. Employee acknowledges and agrees that the Assigned Intellectual Property constitutes the sole, exclusive and confidential property of the Company. Employee shall disclose to the Company, in full, accurate detail and in writing, all Inventions, derivative works, improvements and/or developments (whether or not patentable, copyrightable or otherwise protectable under law) which Employee makes or assists in making either during the course of his employment with the Company or that in any way concern, relate to or are based upon the Confidential Information, Assigned Intellectual Property or any other trade secrets of the Company, and acknowledges that the same constitutes the Company's sole property.

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     If at any time the Company deems it necessary or appropriate, the Employee shall execute any and all documents and shall provide such assistance
(including testifying in court or other judicial or administrative proceeding) which the Company believes are necessary either to evidence or register the assignment of rights made by the Employee in this Agreement, or to evidence or register the rights so assigned.

     If Employee ceases to be employed by the Company, or at any other time upon request of the Company, he shall promptly return any records, agreements, books of account, corporate memoranda, customer lists or other property belonging to the Company or its customers.

     18. REMEDIES. Employee understands the Company would not have any adequate remedy at law for the material breach or threatened breach by Employee of any one or more of the covenants set forth in this Agreement and agrees that, in the event of any such material breach of threatened breach, the Company may, in addition to the other remedies which may be available to it: (a) declare forfeited any moneys representing accrued salary, bonus or other fringe benefits due and payable to Employee; and/or (b) file a suit in equity, without the necessity of posting bond, to enjoin Employee from the breach or threatened breach of such covenants, including but not limited to the right to obtain an immediate temporary restraining order. The foregoing stipulated damages of the Company are in addition to, and not to the exclusion of, any other damages the Company may be able to prove.

     19. TERMINATION. The Company shall have the option to terminate the employment of Employee immediately for "Cause" at any time. "CAUSE" as used in this Agreement shall mean dishonesty, fraud, conviction of a felony or of any crime involving moral turpitude, willful refusal to perform the material duties hereunder, gross dereliction or gross neglect of duty, or material breach of Sections 15, 16 or 17 of this Agreement, subject to Employee's right to Arbitration as provided in Section 24 below. The Board shall make the determination as to whether Cause exists as aforesaid to terminate the Employee, and shall provide the Employee with written notice thereof, as provided in the following sentence. Notwithstanding the foregoing, and although Employee may have been relieved of his responsibilities, he shall not be deemed to have been terminated for Cause unless and until he has received

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     (i) written notice of the specific charges against Employee, (ii) an opportunity for Employee, together with counsel, to be heard before the Board within ten (10) business days of Employee's receipt of such notice (if Employee fails or refuses to appear before the Board during such ten (10) day period, he shall be deemed to have consented to his termination for Cause as outlined in the Board's notice), and (iii) thereafter receive a second written notice from the Board stating that in the good faith opinion of the Board Cause as defined above exists for the Employee's termination. The obligations of Employee under Sections 15, 16 and 17 of this Agreement shall survive the termination of his employment for any reason.

     20. MODIFICATION. With respect to the terms of Employee's employment, this Agreement constitutes the full and complete understanding and agreement of the parties, supersedes any prior understanding and agreement, and cannot be changed or terminated except in writing signed by the parties to be bound thereby.

     21. ASSIGNMENT. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligation of Employee hereunder may not be assigned or delegated.

     22. SEVERABILITY. Each provision of this Agreement shall be severable. If, for any reason, any provision herein is finally determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation of a court or agency having valid jurisdiction, such determination shall not impair the operation or affect the remaining provisions of this Agreement, and such remaining provisions will continue to be given full force and effect and bind the Company and Employee.

     23. WAIVER. The waiver by either party of any breach of this Agreement by the other will not operate or be construed as a waiver of any other breach by the other which is not specifically waived in writing.

      24. ARBITRATION. If this Agreement shall be terminated for Cause and Employee disputes the existence of appropriate Cause, Employee may, upon notice to the Company within ten (10) days after Employee has been advised of such termination, or, if there should

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be any other dispute between the parties with reference to this Agreement, either party may with the written consent of the other party, elect to refer such dispute to an arbitrator of the Chicago panel of the American Arbitration Association under the rules effective in Chicago, and the award of the arbitrator shall be binding and conclusive upon all parties and may be made the subject of a judgment in any court of jurisdiction. The arbitrator shall have discretion in awarding reasonable attorneys' fees to either party, but shall have no authority to change or modify any provision of this Agreement.

     25. NOTICE. Any notice or other communication required or permitted to be given to a party pursuant to this Agreement shall be in writing and shall be determined to have been duly given when delivered personally or deposited in United States certified or registered mail, return receipt requested, postage prepaid, as follows:

If to Employee:                        James R. Tennant
                                       2771 Sheridan Road
                                       Evanston, Illinois 60201
If to the Company:                     Selfix, Inc.
                                       Attention: James E. Winslow
                                       4501 West 47th Street
                                       Chicago, Illinois 60632





Either party may change his or its address for the purpose of this section by written notice given in the manner provided above.

        26. ILLINOIS LAW. This Agreement shall be interpreted and construed in accordance with Illinois Law.

        The parties have executed this Agreement as of the Effective
Date.



EMPLOYEE:                               COMPANY:

                                        Selfix, Inc.

/s/ James R. Tennant,                   By: [Signature]
------------------------------             ------------------------
James R. Tennant, individually          Its: Executive VP & CFO
                                            ------------------------





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